Exhibit 10.66
Employment Agreement with Robert Dickey IV

Mr. Robert Dickey IV	June 11, 2009
320 W. Mermaid Lane
Philadelphia, PA 19118

Dear Rob:

We are pleased to offer you a position with Hemispherx Biopharma, Inc. (“Hemispherx” or the “Company”) as Senior Vice President, reporting to me.

1.
Annual Salary. You will receive an annual salary of $275,000, less standard payroll deductions and all required withholdings.  Your salary will be paid semi-monthly in accordance with our normal payroll procedures.

2.
Employee Benefits. You will also be eligible to receive employee benefits, including health care and paid time off, consistent with Hemispherx company policy for an employee of your seniority.  We will provide you promptly with materials detailing our benefits programs.

3.
Bonus Opportunity. Your annual bonus opportunity will also be consistent with Company policy for employees of your seniority and will initially be set at 25% of your annual salary.  Bonuses are payable at the Company’s discretion, dependent upon both Company and individual performance.  This bonus is not a “cliff” bonus, and can be partially earned based on partial achievement of objectives.

4.
Stock Options.  You will receive an initial grant of options to purchase 150,000 shares of Hemispherx common stock at an exercise price of $2.81 per share, equal to 110% of $2.55, the closing price of the Company’s common stock on the American Stock Exchange on June 11, 2009, the date on which this agreement was reached.  These options shall vest monthly over a four year period beginning July, 2009.  You will also be entitled to receive additional annual grants in accordance with the Company’s incentive compensation policies and plans or as the result of the achievement of personal objectives agreed to between you and the Company from time to time.

5.	Fundraising Agreement. The parties agree to terminate the agreement dated November 26, 2008 pursuant to which the Company engaged you to assist in fund raising.

6.	Termination.

a.	Your employment with Hemispherx Biopharma is “at-will” in which either party may cancel upon two weeks written notice.

b.
If, after three (3) months of service as an employee, there is a Change in Control and within one year following the Change of Control you are involuntarily terminated or constructively terminated as a result of material diminution, on a cumulative and aggregate basis (taking into account any increases in such items), of your duties, authorities, position, compensation or benefits the Company will provide you with an amount equal to 1.5 times your annual compensation in effect on the date of the Change in Control or, if greater, as in effect immediately prior to the date of termination plus an amount equal to 1.5 times your bonus award for the year immediately preceding the year of the Change in Control.

c.
If, after six (6) months of service as an employee, you are involuntarily terminated for any reason other than for Cause or constructively terminated as a result of material diminution, on a cumulative and aggregate basis (taking into account any increases in such items), of your duties, authorities, position, compensation or benefits, the Company will provide you with an amount equal to 25% of your annual compensation in effect immediately prior to the date of termination plus an amount equal to 25% of your bonus award for the year immediately preceding the year of the date of termination.  These amounts provided in this paragraph are not in addition to any amounts to be provided under Section (b) above.

d.
If, after three (3) months of service as an employee, there is a Change in Control you will receive accelerated vesting for 100% of all unvested stock option shares that have been granted to you prior to the time of termination.

e.
For Cause termination shall mean a termination at the election of the Company, for Cause.  For the purposes of this Agreement, "Cause" for termination shall be deemed to exist upon (a) the occurrence of dishonesty, gross negligence or misconduct which is materially injurious to the Company, (b) your conviction of, or the entry of a pleading of guilty or nolo-contendere to, any crime involving moral turpitude or any felony, or (c) your refusal to implement an instruction of the CEO or an approved resolution of the Board of Directors, insofar as such instruction or resolution is reasonable and not inconsistent with the terms of this Agreement.  Termination Without Cause shall mean any termination at the election of the Company, other than pursuant to a Termination for Cause or pursuant to your death or disability, and shall take effect on the date of termination set forth in a notice to you.  The term "disability" shall mean that you shall have been unable to perform the services contemplated under this Agreement for a continuous period of not less than six months, due to a physical or mental disability.  A determination of disability shall be made by a physician satisfactory to both you and the Company, provided that if you and the Company do not agree on a physician, you and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.  Change of Control means the consummation of (i) a business combination (such as a merger or consolidation) of the Company with any other corporation or other type of business entity (such as a limited liability company), other than a business combination that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the surviving entity or its parent outstanding immediately after such business combination, or (ii) the sale, lease, exchange or other transfer or disposition by the Company to a non-affiliate of all or substantially all of the Company’s assets by value.

7.	Confidentiality Agreement. You shall enter into a confidentiality agreement with the Company.

8.
Modification. No modification or waiver of this Agreement or any provision hereof shall be binding upon the party against whom enforcement of such modification or waiver is sought unless it is made in writing and signed by or on behalf of both parties hereto.

9.
Miscellaneous. This Agreement shall be subject to and construed in accordance with the laws of the Commonwealth of Pennsylvania.  The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate and be construed as a waiver or a continuing waiver by that party of the same or any subsequent breach of any provision of this Agreement by the other party.  If any provisions of this Agreement or the application thereof to any person or circumstance shall be determined any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder hereof, or the application of such provision to persons or circumstances other than those as to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.  This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, executors and administrators, successors and assigns.  This Agreement shall not be assignable in whole or in part by either party, except that the Company may assign this Agreement to and it shall be binding upon any subsidiary or affiliate of the Company or any person, firm or corporation with which the Company may be merged or consolidated or which may acquire all or substantially all of the assets of the Company.  Absent the written consent of the parties this Agreement shall be kept confidential except that the Company may disclose the Agreement to the extent necessary to meet its Securities and Exchange Commission disclosure filing requirements.

If the foregoing accurately represents our understanding, please sign two copies of the offer letter and return one to me.

If you have any questions please feel free to call me anytime.  I am very much looking forward to a mutually beneficial relationship with you at Hemispherx Biopharma.

Regards,

/s/ William A. Carter
William A. Carter, M.D
Chairman and Chief Executive Officer

Acknowledgement:
I, Robert Dickey IV, have read, understand and am in agreement with the contents of this letter.

/s/ Robert Dickey IV
Robert Dickey IV